Exhibit 99

April 21, 2004

For Immediate Release:

        Contact:

Tara Y. Harrison, Vice President and CFO or

William E. Doyle, Jr., President and CEO

            (434) 970-1100

Guaranty Financial Corporation Reports First Quarter Net Income of $489,000

Charlottesville, Va. – April 21, 2004—Guaranty Financial Corporation (NASDAQ:GSLC), a bank holding company operating primarily through its wholly owned subsidiary, Guaranty Bank, today reported net income of $489,000 ($.24 per diluted share) for the quarter ended March 31, 2004.  Contributing to the success of the first quarter of 2004, the Company increased its net interest income by 9.7%, or $198,000, over the same period in the prior year and collected over $70,000 in past due loan fees.  A decrease in mortgage banking income of $173,000 from the first quarter of 2003 to the first quarter of 2004 offsets the favorable variances.  During the first quarter of 2003, the Company recorded net income of $979,000, or $.49 per diluted share, of which $626,000, or 64%, of net income was predominantly generated through the sale of the Company’s Harrisonburg branch, offset by expenses associated with closing a redundant branch.

In December 2003, Guaranty and Union Bankshares Corporation announced the signing of a definitive merger agreement, pursuant to which Union will acquire Guaranty.  The merger has received all of the necessary regulatory approvals, and will be submitted to Guaranty’s shareholders for approval in a special meeting to be held April 22, 2004.  The merger is expected to close in the second quarter of 2004.

William E. Doyle, Jr., President and Chief Executive Officer, noted, “We are very pleased with the solid start to 2004 reflected in our first quarter results.   For the first time since embarking on our repositioning plan in 2001, we are reporting year-over-year asset growth.  Attracting new customers and strengthening existing relationships has resulted in continued growth in low cost deposits, an essential ingredient to the very strong net interest margin posted for the quarter.  Excellent loan production in real estate lending has largely offset planned run-off in the commercial portfolio, allowing us to maintain our loan portfolio at nearly $161 million.  Asset quality is outstanding as indicated by minimal delinquencies and no non-performing loans at quarter-end.  Looking forward to the merger with Union Bankshares, our momentum coupled with their resources and financial strength will combin e to make our franchise the most attractive in the central Virginia market.”

Net interest income for the quarter ended March 31, 2004, was $2.2 million, a 9.7% increase from $2.0 million reported for the same period in the prior year. The net interest margin for the quarter ended March 31, 2004, was 4.87%, a 33 basis point increase from 4.54% in the prior year. Average loans outstanding declined slightly, averaging $160.3 million during the quarter ended March 31, 2004 compared with $160.8 million for the prior year; the average yield earned on loans decreased from 6.43% to 6.05% for the same period.  Although the average yield on investments fell from 5.93% during the first quarter of 2003 to 2.82% during the first quarter of 2004, the Company increased the average balance of securities in the portfolio from $4.7 million to $19.8 million, positively impacting interest income from investments by $71,000.  The improved deposit mix continues to have a positive impact on the Company’s net int erest margin; the average cost of interest-bearing deposits for the first quarter of 2004 fell 46 basis points to 0.87%, compared to 1.33% a year ago.  The average cost of total deposits fell 98 basis points from 1.70% a year ago to 0.72% during the most recent quarter, due to the interest savings realized due to the redemption of the trust preferred securities and bonds payable associated with the REMIC.

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The provision for loan loss was $30,000 for each of the first quarters of 2004 and 2003.  The Company’s allowance for loan losses currently equals 1.25% of the loan portfolio.  There were no loan charge-offs during the first quarter of 2004.  At March 31, 2004, the Company had $95,000 of loans that were 90 days or more past due and still accruing interest, compared to $92,000 at March 31, 2003.  The Company had no loans that were considered to be non-accrual as of March 31, 2004, compared to $4.4 million as of March 31, 2003.  The Company had no other real estate owned holdings as of March 31, 2004, compared to $210,000 at December 31, 2003.

Fee income generated from deposit accounts for the three months ended March 31, 2004, increased 2.8% to $172,000 from $167,000 for the same period a year ago.  Mortgage banking income decreased to $145,000 for the current quarter from $318,000 during the same period last year.  Non-interest income includes $87,000 of late charges collected during the first quarter of 2004, compared to $15,000 collected in the same period in the prior year.  Investment commissions earned in the first quarter of 2004 were $11,000, compared to zero in the first quarter of 2003.  Non-interest income also includes $54,000 of increase in the cash surrender value of bank owned life insurance, which is consistent with the amount realized during the first quarter of 2003.

Operating expenses remained relatively consistent year over year, increasing by only $6,000 from $2.1 million in the first quarter of 2003 to $2.1 million for the first quarter of 2004.  Personnel costs incurred in the first quarter of 2004 were lower than the amount incurred in the first quarter of 2003 by $23,000 and occupancy expenses decreased $32,000.  Offsetting these savings were increases in marketing, corporate administration and lending expenses, which increased over the same periods in the prior year, by $11,000, $29,000 and $34,000, respectively.

Total assets increased 10.4% to $209.4 million at March 31, 2004, from $189.7 million at March 31, 2003, which is the result of an increase in the net loan portfolio of $4.4 million from $156.6 to $161.0 and an increase in the investment portfolio of $16.9 million from $3.4 million to $20.3 million, from March 31, 2003 to March 31, 2004.

Total deposits increased 12.2% to $182.8 million at March 31, 2004, from $162.9 million at the same date a year ago, which reflected substantial growth in low-cost deposits, including commercial checking accounts, and an increase in money market account balances, while higher cost certificates of deposit balances continue to decline as intended.  During the second quarter of 2003, the Company redeemed 100% of its Trust Preferred Securities, eliminating a $6.0 million liability.  The Company had $5.0 million in outstanding borrowings from the Federal Home Loan Bank as of March 31, 2004, compared to no borrowings at March 31, 2003.

The Company opened a new branch in Lovingston, Virginia on March 15, 2003 and closed on the sale of its Harrisonburg branch to FNB Southeast on January 24, 2003.

Certain information contained in this discussion may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are generally identified by phrases such as "the Company expects," "the Company believes" or words of similar import.  Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risks inherent in making loans such as repayment risks and fluctuating collateral values, changing trends in customer profiles and changes in laws and regulations applicable to the Company.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward- looking statements.  For more details on factors that could affect expectations, see the Company’s Annual Report on 10-KSB for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

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Guaranty Financial Corporation is the holding company of Guaranty Bank, which operates seven full-service banking offices in Charlottesville, Albemarle County, Lovingston and Fluvanna County in Virginia.  Guaranty Bank’s internet address is www.guarantybankva.com.  At March 31, 2004, Guaranty Financial Corporation had total assets of $209.4 million and total deposits of $182.8 million.  Equity capital of $20.8 million represents 9.9% of total assets.  Estimated total regulatory capital for the holding company at March 31, 2004 was 13.75% of total risk weighted assets.  At March 31, 2004, the holding company’s Tier 1 risk based capital ratio was estimated at 12.52% and its leverage ratio was estimated at 10.24%.  Book value per share was $10.31 at March 31, 2004.

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Guaranty Financial Corporation

Financial Highlights

($ In Thousands, except per share data, percentages and ratios)

Balance Sheet Data:

	March 31,
	2004	2003

Total Assets	$ 209,360	$189,680
Investments	20,279	3,436
Loans Receivable, net	161,036	156,598
Deposits	182,793	162,854
FHLB Advances	5,000	-
Stockholders' Equity	20,767	19,507

Average Balance Sheet Data:

	Three Months Ended
	March 31,
	2004	2003

Total Assets	$202,907	$190,573
Investments	19,779	4,652
Loans Receivable, net	160,290	160,768
Deposits	176,881	161,882
FHLB Advances	4,923	1,300
Stockholders' Equity	20,453	19,294

Asset Quality Data:

	March 31,
	2004	2003

Real Estate Owned	$ -	$ 210
Non-accrual Loans	-	4,363

Total Non-performing Assets	$ -	$ 4,573

Allowance for Loan Losses	$ 2,040	$ 2,277
% of Total Loans	1.25%	1.43%

Net Charge-offs Quarter to Date	$ -	$ -

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Guaranty Financial Corporation
Regulatory Capital at March 31, 2004

	Actual	Required	Excess
	%	%	%

Leverage Ratio	10.24%	4.00%	6.24%

Tier 1 Risk Based Capital	12.52%	4.00%	8.52%

Total Risk Based Capital	13.75%	8.00%	5.75%

Guaranty Bank
Regulatory Capital at March 31, 2004

	Actual	Required	Excess
	%	%	%

Leverage Ratio	10.08%	4.00%	6.08%

Tier 1 Risk Based Capital	12.30%	4.00%	8.30%

Total Risk Based Capital	13.53%	8.00%	5.53%
Selected Operating Data:

	Three Months Ended
	March 31,
	2004		2003

Net Interest Income	$ 2,241		$ 2,043
Loan Loss Provision	30		30
Fee and Other Income	418		340
Mortgage Banking Income	145		318
Gain on Sale of Branches	-		949
Non-interest Expense	2,061		2,055
Trust Preferred Expenses	-		110
Provision for Income Taxes	224		476
Net Income	489		979
Basic Earnings Per Share	0.25		0.50
Diluted Earnings Per Share	0.24		0.49

Contact: Tara Y. Harrison, Vice President and CFO  (434) 970-1168

                            or

                William E. Doyle, Jr., President and CEO (434) 970-1100